Exhibit (h)(i)(D)

                                     FORM OF
                          SUB-FUND ACCOUNTING AGREEMENT

     AGREEMENT made this 29" day of October, 2001, between FIFTH THIRD BANK ("Fund Accountant") and BISYS FUND SERVICES OHIO, INC. ("BISYS").

     WHEREAS, Fund Accountant has entered into a Transfer Agency and Accounting Services Agreement dated December 12, 1989, as amended -(the "Fund Accounting Agreement"), with Fifth Third Funds (the "Company"), an open-end management investment company, organized as a Massachusetts business trust and registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act"), to provide certain fund accounting services for each investment portfolio of the Company;

     WHEREAS, Fund Accountant desires to retain BISYS to perform certain find accounting services for each investment portfolio of the Company now existing or hereafter created (individually referred to herein as the "Fund" and collectively as the "Funds"); and

     WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1.   Services and Duties.

          (a) Maintenance of Books and Records. BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the 1940 Act (the "Rule"):

               (i) journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(l) of the Rule;

               (ii) general and auxiliary ledgers reflecting all asset,
                    liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

              (iii) separate ledger accounts required by subsection (b)(2)(ii)
                    and (iii) of the Rule; and

               (iv) a monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

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          (b)  Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services daily for each Fund:

               (i) calculate the net asset value per share utilizing prices obtained from the sources described in subsection (b)(ii) below;

               (ii) obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Company's Board of Trustees;

              (iii) verify and reconcile with the Funds' custodian all daily trade activity;

               (iv) compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

               (v) review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

               (vi) report to the Company the weekly market pricing of
                    securities in any money market Funds, with the comparison to the amortized cost basis;

              (vii) determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

             (viii) amortize premiums and accrete discounts on securities purchased at a price other than face value, unless otherwise requested by Fund Accountant;

               (ix) update h d accounting system to reflect fate changes, as received from a Fund's investment adviser, on variable interest rate instruments;

               (x)  post Fund transactions to appropriate categories;

               (xi) accrue expenses of each Fund according to instructions received from the Company's Administrator;

              (xii) determine the outstanding receivables and payables for all
                    (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

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             (xiii) provide accounting reports in connection with the
                    Company's regular annual audit and other audits and examinations by regulatory agencies; and

              (xiv) provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

          (c)  Special Reports and Services.

               (i) BISYS may provide additional special reports upon the request of Fund Accountant or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

               (ii) BISYS may provide such other similar services with respect to a Fund as may be reasonably requested by Fund Accountant, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

          (d) Additional Accounting Services. BISYS shall also perform the following additional accounting services for each Fund:

               (i) Provide monthly an electronic file and a hard copy of the unaudited financial statements described below, unless otherwise requested by of Fund Accountant. The electronic file and the hard copy of the unaudited financial statements will include the following items:

                    Unaudited Statement of Assets and Liabilities, Unaudited Statement of Operations,
                    Unaudited Statement of Changes in Net Assets, and Unaudited Condensed Financial Information;

               (ii) Provide accounting information for the following:

                    (A) federal and state income tax returns and federal excise tax returns;

                    (B) the Company's semi-annual reports with the Commission on Form N-SAR,

                    (C) The Company's annual, semi-annual and quarterly (if any) shareholder reports;

                    (D) registration statements on Form N-1A and other filings relating to the registration of shares;

                    (E) the Administrator's monitoring of the Company's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

                    (F)  annual audit by the Company's auditors; and

                    (G)  examinations performed by the Commission.

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          (e)  BISYS shall provide the services in accordance with the service standards outlined in Schedule A hereto.

     2.   Subcontracting.

          BISYS may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that BISYS shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that BISYS shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

     3.   Compensation.

          Fund Accountant shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto, as such Schedule may be amended from time to time.

     4.   Reimbursement of Expenses.

          In addition to paying BISYS the fees described in Section 3 hereof, Fund Accountant agrees to reimburse BISYS for its actual out-of-pocket expenses (without mark-up) reasonably incurred in providing services hereunder (other than for services specifically contemplated by Sections l(a), (b) and (d), unless authorized by the Company or Fund Accountant ), including without limitation the following:

          (a) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Company and/or Fund Accountant;

          (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Company, Fund Accountant, the Company's investment adviser or custodian, dealers or others as required for BISYS to perform the services to be provided hereunder;

          (c) The cost of microfilm or microfiche of records or other materials;

          (d) All systems-related expenses associated with the provision of special reports and services pursuant to Section l(c) herein;

          (e) Any expenses BISYS shall incur at the written direction of Fund Accountant or an officer of the Company thereunto duly Authorized; and

          (f) Any additional expenses reasonably incurred by BISYS in the performance of its duties and obligations under this Agreement.

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     5.   Effective Date.

          This Agreement shall become effective as of the date first written above.

     6.   Term.

          This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder or as provided in the Letter Agreement (as defined below), until October 31, 2006 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated without penalty (i) by provision of a notice of non-renewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of non-renewal must be provided at least 60 days prior to the end of the Initial Term or any Rollover Period, as the case may be.

          For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days . following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative. ruling-or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; (d) any failure on the part of the Company or Fund Accountant to pay an amount that is due and payable to BISYS or any of its affiliates under this Agreement or any other agreement to which the Company is a party within 60 days following the due date; or (e) pursuant to an exercise of FTB's right to terminate this Agreement for a "service standard deficiency" as outlined in Schedule A hereto. For purposes of this definition of "cause," a material breach shall include, but not be limited to, any failure on the part of the Company to pay fees due and payable to BISYS pursuant to Sections 3 and 4 hereunder within 60 days following the due date.

          After such termination for so long as BISYS, with the written consent of Fund Accountant, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due BISYS and unpaid by Fund Accountant upon

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          such termination shall be immediately due and payable upon and notwithstanding such termination. With the approval of Fund Accountant (which approval shall not be unreasonably withheld), BISYS shall be entitled to collect from Fund Accountant, in addition to the compensation described under Sections 3 and 4 hereof, the amount of all of BISYS' reasonable cash disbursements for services in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Company, Fund Accountant and/or their respective designees of the Company's and Fund Accountant's property, records, instruments and documents.

          If, for any reason other than non-renewal, mutual agreement of the parties or upon a termination of this Agreement for "cause," as defined above, BISYS is replaced as sub-fund accountant, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any sub-accountant appointed by BISYS as provided in Section 2 hereof), then the Fund Accountant shall make a onetime cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to (i) the unamortized balance (amortized straight-line over the initial five-year term of this Agreement) of $3,000,000 less any Third Party Client Rebate, Accessor Fund Rebate and Common and Collective Fund Rebate (as such terms are defined in that certain letter agreement between BISYS and Fund Accountant, dated as of June 21, 2001 (the "Letter Agreement")) plus (ii) fifty percent (50%) of the lesser of (A) the balance due BISYS for the next two years of the then-current term of this Agreement or (B) the balance due BISYS for the remainder of the then-current term of this Agreement, assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the Company's assets for the twelve months prior to the date BISYS is replaced or a third party is added. Any such payment shall be calculated as of the effective date of the termination of BISYS as the sub-fund accountant.

          The parties further acknowledge and agree that, in the event BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty. The parties also agree that the payments required by the above paragraph are intended to be the same payments as set forth in the Letter Agreement and not in addition to such payments.

     7.   Standard of Care; Reliance on Records and Instructions;
          Indemnification.

          BISYS shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to Fund Accountant for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it

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          of its obligations and duties. BISYS agrees to indemnify and hold harmless Fund Accountant, its employees, agents, directors, officers and nominees from and against all claims, actions, demands and suits, whether groundless or otherwise, from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every natures and character arising out of any action taken or omitted by BISYS in bad faith, or with willful misfeasance, negligence or reckless disregard of its obligations or duties under this Agreement.

          Fund Accountant agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS's actions taken or nonactions with respect to the performance of services under this Agreement with respect to the Funds or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to the Funds given or made to BISYS by a duly authorized representative of Fund Accountant; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, BISYS shall give Fund Accountant written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

     8.   Record Retention and Confidentiality.

          BISYS shall keep and maintain on behalf of the Company such books and records which the Company is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 3 1 a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance 0-f books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company, Fund Accountant or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Company and its shareholders; except when requested to divulge such information by duly constituted authorities or court process.

          Each party acknowledges that during the term of this Agreement and in the course of providing services, it may be given access to confidential and proprietary information of the other party, including, without limitation, financial information, business volumes or usage, pricing information, software, software documentation, documentation, technical,

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          strategic planning and/or other business information, in written, verbal and/or electronic form, relating to the other party's business (the "Information"). The Information shall be deemed the property of such other party. The Information and all copies thereof shall be returned to such other party upon request and each party agrees to destroy all copies of any analyses, studies or other documents prepared by it for its internal use which reflect the Information upon request by the other party. Each party agrees that the Information will only be divulged to and used by its employees, sub-contractors and third-party vendors with a need to know (the "Permitted Persons"). Each party agrees it will not permit any of the Permitted Persons to divulge, use or publish any Information except in accordance with the terms of this Agreement.

          The Information shall be used only for the purpose of enabling the parties to perform their respective obligations under this Agreement, the Letter Agreement and certain other agreements between the parties. Each party shall use the same degree of care in its handling of the Information as it uses with regard to its own proprietary information in order to prevent the disclosure, use or publication of the Information, and neither party will use the Information for its own corporate purposes or otherwise except in accordance with the terms of this Agreement, unless and until the Information is (i) in or becomes part of the public domain other than by disclosure by such party in violation of this Agreement; (ii) demonstrably known to such party previously; (iii) independently developed by such party outside of this Agreement; or (iv) rightfully obtained by such party from third parties.

          If either party, any of such party's Permitted Persons or any such party's other employees, agents or representatives shall attempt to use or dispose of any of the Information, or any duplication or modification thereof, in any manner contrary to the terms of this Agreement, the other party shall have the right, in addition to such other remedies which may be available to it, to injunctive relief enjoining such acts or attempts, it being acknowledged that legal remedies are inadequate. In the event that either party becomes aware that Information has been disclosed or used, or has been requested to be disclosed or used, in violation of this Agreement, such party shall promptly notify the other party. The provisions of this Section 8 shall survive indefinitely

     9.   Uncontrollable Events.

          BISYS assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

     10.  Reports.

          BISYS will furnish to the Company and to its properly authorized

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          auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by BISYS, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Company has agreed to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein.

     11.  Rights of Ownership.

          All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data will be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

     12.  Return of Records.

          BISYS may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

     13.  Representations of Fund Accountant.

          Fund Accountant certifies to BISYS that: (1) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has certified to Fund Accountant that it has authorized unlimited shares, and (2) this Agreement has been duly authorized by Fund Accountant and. when executed and delivered by Fund Accountant. will constitute a legal, valid and binding obligation of Fund Accountant, enforceable against Fund Accountant in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     14.  Representations of BISYS

          BISYS represents and warrants that: (a) the various procedures and systems which BISYS has implemented with regard to safeguarding from

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          loss or damage attributable to fire, theft, or any other cause of the records, and other data of the Company and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein &om time to time as are required for the secure performance of its obligations hereunder, and @) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     15.  Insurance.

          BISYS shall notify Fund Accountant should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify Fund Accountant of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify Fund Accountant from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

     16.  Information to be Furnished by Fund Accountant.

          Fund Accountant has furnished to BISYS the following:

          (a)  Fund Accountant's Articles of Incorporation,

          (b)  Fund Accountant's Bylaws and any amendments thereto,

          (c) a list of all the officers of Fund Accountant, together with specimen signatures of those officers who are authorized to instruct BISYS in all matters; and

          (d) two copies of the Prospectus and Statement of Additional Information for each Fund.

     17.  Information Furnished by BISYS.

          (a)  BISYS has furnished to Fund Accountant the following:

               (i)  BISYS' Articles of Incorporation; and

               (ii) BISYS' Bylaws and any amendments thereto.

          (b) BISYS shall, upon request, furnish certified copies of corporate actions covering the following matters:

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               (i)  approval of this Agreement and authorization of a specified officer of BISYS to execute and deliver this Agreement; and

               (ii) authorization of BISYS to provide accounting services for the Company.

     18.  Amendments to Documents.

          Fund Accountant shall furnish BISYS with written copies of any material amendments to, or material changes in, any of the items referred to in Section 15 hereof forthwith upon such amendments or changes becoming effective. In addition, Fund Accountant agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Company which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Company and/or Fund Accountant first obtains BISYS' approval of such amendments or changes.

     19.  Compliance with Law.

          Except for the obligations of BISYS set forth in Sections 1 and 7 hereof, the Company assumes full responsibility for the preparation, contents and distribution of each prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Company's shares. The Company has represented and warranted to Fund Accountant that no shares of the Company will be offered to the public until the Company's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

     20.  Notices.

          Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to Fund Accountant at 38 Fountain Square Plaza, Mail Drop 1090L4, Cincinnati, Ohio 45263 Attn.:
          Rick Ille; to BISYS at 3435 Stelzer Road, Columbus, Ohio 43219-8001,
          Attn: President; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     21.  Headings.

          Paragraph headings in this Agreement included for convenience only and are not to be used to construe or interpret this Agreement.

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     22.  Assignment.

          This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party.

     23.  Governing Law.

          This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of Ohio.

     24.  Limitation on Liability.

          BISYS WILL NOT BE LIABLE TO THE FUND ACCOUNTANT, THE COMPANY, ANY FUND OR ANY THIRD PARTY FOR ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR LOSS OR DAMAGE OF DATA, ARISING OUT OF, OR IN CONNECTION WITH THIS AGREEMENT OR THE PROVISION OF SERVICES HEREUNDER, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, DESPITE ANY CONTRARY PROVISION IN THIS AGREEMENT, UNDER NO CIRCUMSTANCE WILL BISYS' AGGREGATE LIABILITY TO THE FUND ACCOUNTANT, THE FUND, THE COMPANY OR ANY THIRD PARTY EXCEED THE TOTAL AMOUNT OF COMPENSATION PAID TO BISYS DURING THE 6 MONTHS IMMEDIATELY BEFORE THE DATE ON WHICH THE ALLEGED DAMAGES WERE CLAIMED TO HAVE BEEN INCURRED, REGARDLESS OF THE CAUSE OR FORM OF ACTION.

     25.  Privacy.

          Nonpublic personal financial information relating to consumers or. customers of the Funds provided by, or at the direction of Fund Accountant or the Company to BISYS, or collected or retained by BISYS in the course of performing its duties as sub-fund accountant shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of Fund Accountant or the Company or required or permitted by law. BISYS shall have in place and shall maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Funds. Fund Accountant represents to BISYS that Fund Accountant has adopted a Statement of its privacy policies and practices as required by Securities and Exchange

          Commission Regulation S-P and agrees to provide BISYS with a copy of such statement annually. In addition, Fund Accountant has been advised that the Company has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P, and Fund Accountant agrees that BISYS will be provided with a copy of such statement annually by Fund Accountant or the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                                     FIFTH THIRD BANK

                                                     By:

                                                     Title:

                                                  BISYS FUND SERVICES OHIO, INC.

                                                     By:

                                                     Title:

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                                   SCHEDULE A

                               SUB-FUND ACCOUNTING
                                SERVICE STANDARDS

     Pursuant to Section 1 of this Agreement, BISYS has agreed to perform the services described in this Agreement in accordance with the service standards set forth in this Schedule B. Such standards are contained on the page attached hereto. The parties agree that such service standards may be revised, from time to time, by mutual agreement.

     In the event BISYS fails to meet a service standard in any particular month, Fund Accountant shall notify BISYS of same and BISYS agrees to take appropriate corrective measures within the following thirty-day period in order to be in compliance with the appropriate standard at the end of such thirty-day period; provided, however, that the foregoing requirement shall not apply in those instances in which BISYS's failure to meet a service standard was due to circumstances beyond its control.

     In the event BISYS fails to meet a particular service standard (except for any failure due to circumstances beyond its control) in two consecutive months, Fund Accountant shall notify BISYS of same and the fee payable to BISYS hereunder shall be reduced by three percent (3%) or such lower amount as the parties shall agree upon for the second of those two months. If such failure occurs in three consecutive months, the fee payable to BISYS hereunder shall be reduced by a total of five and one-half percent (5.5%) or such lower amount as the parties shall agree upon for the third of those three months.

     In the event BISYS fails to meet a particular service standard (except for any failure due to circumstances beyond its control) for any three months within a six month period, such failure shall be deemed a service standard deficiency and Fund Accountant shall have the right to terminate this Agreement upon 60 days' notice to BISYS within 60 days' of such service standard deficiency.

                          SUB-FUND ACCOUNTING AGREEMENT
                                SERVICE STANDARDS

ITEM                                                 STANDARD

NAV Calculation Accuracy                    Accurate 98% of time

Daily Bulletin                              98% delivered by 6:30 p.m.

Cash Availability                     98% of funds delivered daily by 10:00 a.m.

Position Reconciliation                Detailed security position reconciliation
weekly

                                   SCHEDULE B
                      TO THE SUB-FUND ACCOUNTING AGREEMENT
                                     BETWEEN
                                FIFTH THIRD BANK
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                                      FEES

In consideration of the services rendered and the expenses incurred pursuant to this Agreement, and subject to the annual minimum per fund and per class fees set forth below, BISYS shall be paid by Fifth Third on the first business day of each month, or at such other time(s) as the parties hereto shall agree, fees computed daily at the annual rate set forth below:

One and one-half one-hundredths of one percent (.015%) of the Company's daily net asset up to $500 million.

One one-hundredths of one percent (.01%) of the Company's daily net assets in excess of $500 million up to $1 billion.

Fifty one-thousandths of one percent (.005%) of the Company's daily net assets in excess of $1 billion.

In addition to the above fees, BISYS shall be paid an annual minimum fee of $15,000 per portfolio. BISYS shall also be paid an annual fee of $10,000 for each additional class within each portfolio.

BISYS shall be paid a separate fee for obtaining security market quotes pursuant to Section l(b)(ii) of the Agreement. Such fee shall not exceed the fee charged by BISYS' third-party vendor to BISYS for obtaining security market quotes.